Exhibit 99.1

October 17, 2011

Encision Announces Voluntary Recall of Certain Electrode Product

Boulder, Colorado, October 17, 2011 -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, announced today that it initiated a voluntary recall on August 24, 2011 of certain electrode tips used in its AEM® surgical systems after determining that certain tips could become susceptible to breaking off as a consequence of aggressive cleaning of the tip. The tips covered by the voluntary recall are Encision’s ES388X Series Reusable Suction-Irrigation Electrodes. All of the affected instruments will be replaced at no charge to the customer.  Encision has contacted customers by letter and will provide them with replacement instruments as soon as they are available. The Company has developed a replacement instrument and is currently working with the FDA to obtain approval of the replacement. Until the FDA provides its approval, the Company will not be able to provide replacement products to customers. In the interim, the Company has provided customers with the prior version of the product, which is not susceptible to the same issues as the recalled product.

In connection with the voluntary recall, the Company has recorded a one-time charge of $430,000 for the quarter ended September 30, 2011, which included non-cash charges of $105,000 for removal of the instruments that are currently carried in inventory and for an increase to warranty accrual. For the six months ended September 30, 2011, revenue from this product represented less than 5% of the Company’s total net revenue.

Customers may contact the Company’s Customer Service at 800-998-0986.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM laparoscopic instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products (including potential delays relating to FDA approval of a replacement for the Company’s series of recalled electrode tips) and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Fred Perner, Encision Inc., 303-444-2600, fperner@encision.com